Exhibit B-4(i)

RIVER FUEL COMPANY #2, INC.

NOTE AGREEMENT

Dated as of January 13, 2005

$30,000,000
Principal Amount

of

INTERMEDIATE TERM SECURED NOTES,
4.42% Series D, Due January 13, 2010

RIVER FUEL COMPANY #2, INC.
c/o The Bank of New York, as Trustee
101 Barclay Street, 8th Floor West
New York, New York 10286

                                                                                        As of January 13, 2005

TO:     Citicorp Insurance and Investment Trust
           242 Trumbull Street
           Hartford, CT 06103

            RE:     Intermediate Term Secured Notes,
                      4.42% Series D, due January 13, 2010

Ladies and Gentlemen:

        River Fuel Company #2, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

  DEFINITIONS.

  Certain terms are used in this Agreement as specifically defined herein. Those definitions are contained or referred to in Section 11.1 hereof.

  PURCHASE AND SALE OF THE NOTES.

    The Notes. The Company has authorized the issuance of IT Notes and the Company proposes to issue and sell at the Closing the Company's Intermediate Term Secured Notes, 4.42% Series D, due January 13, 2010, in the original aggregate principal amount of $30,000,000 pursuant to the provisions of this Agreement and of an identical Agreement with each of the other Purchasers listed in Exhibit A-2 hereto (each of you and each such purchaser being hereinafter referred to individually as a "Purchaser" and collectively as the "Purchasers"). The term "Notes" shall mean said $30,000,000 of Intermediate Term Secured Notes, 4.42% Series D, due January 13, 2010, and shall include any of the notes delivered in exchange therefor or upon the transfer or replacement thereof as provided herein; and the term "Note" shall mean any one of the Notes. Each Note shall be issued substantially in the form set forth in Exhibit B hereto in a minimum denomination of $100,000 or any larger amount that is an integral multiple of $1,000, shall be dated the date of its issuance, and shall bear interest on the unpaid principal amount thereof from the date of issuance at the rate of 4.42% per annum (computed on the basis of a 360-day year and a 30-day month). Interest shall be payable semiannually in arrears on the 15th day of January and July in each year, commencing July 15, 2005. If any payment of principal of or Yield-Maintenance Premium, if any, or interest on any Note is required to be made on a date that is not a Business Day, such payment shall be made on the next preceding Business Day. The Notes shall mature on January 13, 2010 and shall be executed in the name and on behalf of the Company by the Company's President or one of its Vice Presidents thereunto duly authorized.

    Other Purchasers. Contemporaneously with the execution of this Agreement, the Company is executing an identical (except for the name of the Purchaser) agreement with each other Purchaser pursuant to which the Company will issue and sell Notes to such other Purchaser in the aggregate principal amount set opposite the name of such Purchaser in Exhibit A-2 hereto. The sale of the Notes to each Purchaser is a separate transaction in which each Purchaser shall act for itself severally and not jointly with the other Purchasers. Such identical agreements with you and with the other Purchasers are sometimes hereinafter referred to as the "Agreements".

    The Closing. The Company agrees to issue and sell to you, in reliance upon your representations and warranties in Section 2.5 hereof, and subject to the terms and conditions and in reliance upon the representations and warranties of the Company set forth in this Agreement and of the Lessee set forth in the certificate referred to in Section 4.2(b)(ii) hereof, you agree to purchase from the Company at the Closing the principal amount of Notes set opposite your name in Exhibit A-1 hereto, at a price equal to 100% of such principal amount. The date and time for the delivery of and payment for the Notes (the "Closing") shall be 10:00 a.m., New York time, on January 13, 2005 (or such later date, not in any case later than January 15, 2005, as you and the Company may agree upon) at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York. Unless otherwise requested by you, the Notes to be delivered to you at the Closing shall consist of a single Note payable to you or your nominee or registered assigns in the principal amount set opposite your name in Exhibit A-1 hereto for purchase by you. Unless otherwise instructed by the Company prior to Closing, you will pay for the Note or Notes delivered to you as aforesaid by causing payment, in immediately available funds, to be wire transferred to Account No. 9102746717 (entitled the "River Fuel Company #2, Inc. Collateral Account") at JPMorgan Chase Bank, ABA No. 0210-0002-1. If at the Closing the Company shall fail to tender the Notes to you as provided herein or if any of the conditions set forth in Section 4.2 hereof shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such non-satisfaction.

    Use of Proceeds. The Company will apply the proceeds of the sale of the Notes solely in accordance with the terms and limitations of the Basic Agreements. The proceeds of the sale of the Notes sold at the Closing shall be paid into the Collateral Account and shall be used by the Company to pay the $25 million outstanding under the Intermediate Term Secured Notes of the Company, Series C, to repay certain CP Notes outstanding, and to purchase additional Nuclear Fuel. The Company will not, directly or indirectly, use any of the proceeds of the sale of the Notes for the purpose of purchasing or carrying any "margin security" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or otherwise take or permit any action that would cause the making of the Agreements or the sale of the Notes to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System (12 C.F.R. Part II, as from time to time in effect) applicable to the Company.

    Purchase for Investment. You represent and warrant to the Company as follows: You will acquire the Notes to be purchased by you for your own account (or for a separate account under your sole control and discretion), for investment and not with a view to the distribution or any disposition thereof or of any beneficial interest therein, and you have no present intention of making any such distribution or disposition; provided, however, that the disposition of your property shall at all times be and remain within your control. You acknowledge that you have received a copy of the Private Placement Memorandum. Your acquisition of the Notes at the Closing shall constitute your confirmation of the representations and warranties contained in this Section 2.5.

  REPRESENTATIONS AND WARRANTIES.

  The Company represents and warrants that:

    Organization and Authorization of the Company. The Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets, to carry on its business as now conducted and now proposed to be conducted, to enter into the Agreements, to issue and sell the Notes and to carry out the terms of the Agreements and the Notes and of the Credit Agreement, the Depositary Agreement and each of the Basic Agreements. The Company has all necessary corporate power and has taken all action required to make all of the provisions of the Agreements, the Notes, the Credit Agreement, the Depositary Agreement, each of the Basic Agreements and any other agreements and instruments executed in connection herewith and therewith by which the Company is bound, the valid and binding obligations of the Company that they purport to be. The Company has no subsidiaries.

    Good Standing. The Company is duly domesticated, licensed or qualified and in good standing and authorized to do business in all jurisdictions wherein the character of the property owned, or the nature of the activities conducted by it, makes such domestication, licensing or qualification necessary and where the failure to be so qualified, either individually or in the aggregate with all other such failures, would have a material adverse effect on the business, assets or condition, financial or other, of the Company.

    Capital Stock. All of the Company's outstanding capital stock has been duly authorized and issued, is fully paid and nonassessable and is owned, beneficially and of record, by the Trust free and clear of any Lien or restriction on transfer, except for restrictions on transfer imposed by (i) federal, state and foreign securities laws and (ii) the Agreements.

    Due Execution and Delivery. The Agreements, the Notes, the Credit Agreement, the Depositary Agreement and each of the Basic Agreements to which the Company is a party and the other certificates and documents signed or to be signed on behalf of the Company have been or will be duly executed and delivered by an officer of the Company who is, or at the time of the execution and delivery thereof on behalf of the Company was, or will be, duly authorized to effect such execution and delivery, and all such agreements, certificates and documents (collectively "Documents"), if previously executed and delivered are, or, when executed and delivered will be, legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except that enforcement of the rights and remedies created by the Documents is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Financial Statements; Business. On or before the Closing, the Company shall provide you with a pro forma balance sheet as of the date of the Closing, taking into account the sale of Notes hereunder and the other transactions contemplated hereby and by the Basic Agreements. The Company is not a party to any instrument providing for the incurrence by the Company of indebtedness for money borrowed other than the Credit Agreement, the Series C Note Agreements, the Basic Agreements and the Depositary Agreement. The Company has transacted no business prior to the date hereof except for (i) the negotiation, execution and delivery of the Agreements, and (ii) the carrying out of the transactions contemplated by the Credit Agreement, the Basic Agreements and the agreements referred to therein to be carried out prior to the date hereof.

    Title to Properties. The Company will have title to all of the Company's assets owned or purported to be owned by the Company as of the date of the Closing as shown on the pro forma balance sheet to be delivered pursuant to Section 3.5 hereof, and all such assets are free of any Liens, except those which are of a character permitted by Section 8.12 hereof; provided, however, that, with respect to any title to assets acquired from the Lessee or any other vendor as provided in the Lease Agreement, the Company (except with respect to its own actions) is making this representation and warranty only to the extent of and entirely in reliance on representations and warranties made by the Lessee or such other vendor in the agreement of sale or in the vendors' bills of sale delivered from time to time pursuant to the Lease Agreement or in other instruments and has made no independent investigation with respect thereto.

    Litigation. Except as set forth in the Private Placement Memorandum and the other Disclosure Documents, there is no litigation at law or in equity, nor any proceeding or investigation before any court, board or other governmental or administrative agency or arbitrator, pending or to the knowledge of the Company threatened, which may be expected to result in any material judgment or liability against the Company not fully covered by insurance or which may otherwise result in any material adverse change in the business, assets or condition, financial or other, of the Company, or which questions the validity or enforceability of the Agreements, the Notes, the Credit Agreement, the Depositary Agreement or any of the Basic Agreements or of any action taken or to be taken by the Company pursuant to or in connection with the Agreements, the Credit Agreement, the Depositary Agreement or the Basic Agreements; and no judgment, decree or order has been issued against the Company which has, or may be expected to have, any material adverse effect on the business, assets or condition, financial or other, of the Company.

    Conformity with Other Agreements. The Agreements do not contain any provision, term or condition which is inconsistent with, or contrary to, the Security Agreement, or the Control Agreement, or which would violate, or cause the Company to be in violation of, the Credit Agreement, the Depositary Agreement or any of the Basic Agreements. Neither the execution and delivery of the Agreements or the Notes nor the consummation of any transaction contemplated hereby or thereby has constituted or resulted in or will constitute or result in a breach of the provisions of any other agreement or instrument by which the Company is bound or result in the creation under any agreement or instrument of any Lien upon any of the assets of the Company, except as permitted by Section 8.12 hereof.

    No Legal Obstacle to Agreement. The execution, delivery and performance, or the acceptance, as the case may be, by the Company of the Agreements, the Credit Agreement, the Basic Agreements, the Nuclear Fuel Contracts and the Notes did not, do not and will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality applicable to the Company, and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above mentioned documents and instruments (provided, that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective Manufacturers are concerned), except for (i) a general license of the Company to own Nuclear Fuel from the Nuclear Regulatory Commission (currently granted under C.F.R. Sections 40.21 and 70.20), (ii) a license to possess and use special nuclear material granted by the Nuclear Regulatory Commission to the Lessee, (iii) official action of approval or non-opposition by the Louisiana Public Service Commission and (iv) the Orders dated February 2, 1989, January 24, 1991, January 24, 1996, October 15, 1999 and March 22, 2001 of the Securities and Exchange Commission authorizing the Lessee to consent to the issuance of up to $95 million in aggregate principal amount of IT Notes at any one time outstanding, all of which licenses, orders, approvals and filings have been duly obtained or made and are final and are in full force and effect, and none of such licenses, orders, approvals and filings is the subject of any pending or, to the best of the Company's knowledge, any threatened attack by direct proceedings or otherwise; and except for a special license to possess Nuclear Fuel from the Nuclear Regulatory Commission that the Company or the Collateral Agent may require to take possession of the Nuclear Fuel in the event of default, provided that no representation is given with respect to Federal, New York or Louisiana banking or trust laws or regulations or the securities or blue sky laws or regulations of any State.

    Investment Company Status. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Company is not a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Security Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended, and the creation of the security interest in the Collateral in favor of the Secured Parties under the Security Agreement does not require an indenture to be qualified under said Act.

    Absence of Foreign Status; etc.

      Bank Secrecy Act; etc. Neither the sale of the Notes hereunder nor the use of the proceeds thereof shall cause the Purchasers to violate the federal Bank Secrecy Act and any applicable regulations thereunder or any of the sanctions programs administered by the Office of Foreign Assets Control of the United States Department of Treasury, any regulations thereunder or under any affiliated or successor governmental or quasi-governmental office, bureau or agency and any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company is not a Person (a) whose property or interests in property are blocked or subject to blocking pursuant to section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) who engages in any transactions prohibited by section 2 of such executive order, or is otherwise associated with any such Person in any manner in violation of such section 2 or (c) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other similar regulation or executive order.

      USA Patriot Act; etc. The Company is in compliance in all material respects with the USA Patriot Act. No part of the proceeds of the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977.

      Pension Plan. The Company has no pension plans which are subject to the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations issued thereunder.

      Margin Stock. The Company does not own any shares of "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

    Private Offering. Neither the Company nor, to the knowledge of the Company, the Lessee nor any Person authorized or employed by any of them as agent, broker, dealer or otherwise (the only such agent being Wachovia Capital Markets, LLC) in connection with the offering or sale of the Notes has directly or indirectly offered any of the Notes or any similar Security (other than commercial paper) for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser other than you and not more than 125 other prospective purchasers. To the knowledge of the Company, based on the representation of Wachovia Capital Markets, LLC, each offeree was an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "1933 Act"). The Company agrees that it has not offered and will not offer, either directly or indirectly, the Notes or any part thereof or any similar Security (other than commercial paper) for issue or sale to, or solicit any offer to acquire any of the same from, anyone, or take any other action which would subject the issuance and sale of the Notes to the provisions of Section 5 of the 1933 Act.

    Disclosure. None of the representations in the Agreements, the pro forma balance sheet referred to in Section 3.5 hereof, or in any other document, certificate or statement furnished to you by or on behalf of the Company in connection with the transactions contemplated hereby contained as of its date any untrue statement of a material fact or omitted to state a material fact necessary in order to make the representations contained herein or the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company which has not been disclosed herein or therein and which materially adversely affects, or in the future, so far as the Company can now foresee, may so affect, the business, assets or condition, financial or otherwise, of the Company.

    No Default. No default or event of default has occurred under the Credit Agreement and, to the knowledge of the Company, no default or event of default has occurred under any of the Basic Agreements and no event of termination has occurred under Section 20 of the Lease Agreement on the date hereof.

    Security. The Security Agreement and the Control Agreement are effective to create in favor of the Collateral Agent as agent for the Secured Parties a legal, valid and enforceable first priority security interest in all of the Collateral, and a legal, valid and enforceable purchase money security interest in all of the Company's right, title and interest in the Nuclear Fuel Contracts, including, without limitation, any Nuclear Fuel to be acquired, stored, fabricated or processed with the funds being made available to the Company pursuant to the Agreements on the date of the Closing, and all filings, recordings and other actions that are necessary in order to establish, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first lien and security interest, or purchase money security interest, as the case may be, have been duly effected, except that the foregoing representations shall not be deemed to be violated as a result of the existence or priority of any lien permitted by Section 15 of the Lease Agreement.

    Permitted Indebtedness. As of the date hereof and after giving effect to the sale of the Notes pursuant to the Agreements, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus the cash and investments held in the Collateral Account equals or exceeds, or will equal or exceed, the sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes.

  CLOSING CONDITIONS.

    Condition Precedent to Company's Obligations. The Company's obligation to issue and deliver the Notes to be delivered to you at the Closing shall be subject to the receipt by the Company at or prior to the time of the Closing of (1) supplemental instructions of the Lessee authorizing the Company to execute and deliver the Agreements and to issue and sell the Notes; (2) the Lessee's consent pursuant to Section 33(b) of the Lease Agreement; and (3) copies of the opinions of Dawn A. Abuso, Esq. and Thelen Reid & Priest LLP, referred to in Section 4.2(a).

    Conditions Precedent to Purchaser's Obligations. Your obligation to purchase and pay for the Notes to be delivered to you at the Closing shall be subject to the satisfaction of the following conditions precedent prior to or contemporaneously with the delivery of the Notes to you at the Closing:

      Opinions of Counsel. You shall have received at the Closing from Carter Ledyard & Milburn LLP, counsel for #9; the Company, Dawn A. Abuso, Esq., counsel to the Lessee and special Louisiana counsel for the Company, Thelen Reid & Priest LLP, New York counsel for the Lessee, and Ropes & Gray LLP, your special counsel, their favorable opinions, dated the date of the Closing, each in form and substance satisfactory to you.

      Representations True.

        The representations and warranties contained in Section 3 hereof and otherwise made by or on behalf of the Company in writing in connection with the transactions contemplated hereby (which shall not be deemed to include any of the documents specifically referred to in Section 4.2(b)(ii) hereof) shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made at and as of the time of the Closing; and no condition or event which, if the Notes had been outstanding from the date hereof, would constitute a Default or Event of Default shall have occurred and be continuing at the time of Closing.

        You shall have received at the Closing a certificate substantially in the form of Exhibit C to this Agreement and the representations and warranties of the Lessee contained therein shall be true and correct at and as of the time of the Closing.

      Compliance with this Agreement. The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at the Closing.

      Company's Certificates. You shall have received at the Closing (1) a certificate of the Secretary of the Company dated the date of the Closing certifying: (i) that the charter documents and by-laws of the Company attached thereto are true and complete and in full force and effect, (ii) that the resolutions attached thereto have been duly adopted by the Board of Directors of the Company, (iii) that there is no action pending to amend the Company's charter, and (iv) the incumbency and specimen signatures of each officer of the Company executing this Agreement and the Notes, and (2) a certificate dated the date of the Closing and signed by an officer of the Company, certifying that the conditions specified in Sections 4.2(b)(i) and 4.2(c) have been fulfilled.

      Lessee's Consent and Letter Agreement. You shall have received at the Closing a copy of (i) the Lessee's Consent pursuant to Section 33(b) of the Lease Agreement and (ii) a letter agreement substantially in the form of Exhibit D to this Agreement (the "Lessee's Letter Agreement"), both signed by the Lessee.

      Legality. The purchase of and payment for the Notes shall not be prohibited by any applicable law or governmental regulations and shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation. The Notes shall at the time of the Closing qualify as a legal investment for life insurance companies under applicable insurance laws (without resort to any "basket" provision thereof) and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

      Proceedings Satisfactory; Basic Agreements. All proceedings taken in connection with the sale of the Notes and all documents and papers relating thereto shall be satisfactory to you. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you.

      Information. The Company shall have delivered to you such information as you shall have reasonably requested for use as a basis for any filings which you may be required to make with certain regulatory bodies and with the National Association of Insurance Commissioners.

      Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

      Payment of Fees. The Company shall have made satisfactory arrangements for the payment of the legal fees and expenses of your special counsel, Ropes & Gray LLP.

      Simultaneous Sales. At the Closing, the Company shall have simultaneously sold to the other Purchasers the principal amount of the Notes set opposite such other Purchasers' respective names on Exhibit A-2 hereto and shall have received from them payment therefor.

  PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE NOTES.

    Payment Address. The Company shall make or shall cause the Registrar to make all payments on account of interest, principal and Yield-Maintenance Premium, if any, to be paid in respect of the Notes held by each of the Purchasers by wire transfer in immediately available funds on the scheduled payment date at the payment address of such Purchaser specified in Exhibit A hereto, or in such other manner and at such other address as shall be designated by notice to the Company and the Registrar in respect of Notes held by any Purchaser or by any successor Noteholder. Payments on account of each Note shall be made without the necessity of any presentment or notation of payment, and the amount of principal so paid on any Note shall be regarded as having been retired and canceled at the time of payment. Any Note with respect to which interest, principal and Yield-Maintenance Premium, if any, shall have been fully paid shall be surrendered to the Company (or, at the Company's direction, to the Registrar) and shall be retired and canceled. The holder of any Note, before any transfer thereof, shall make a notation thereon of the date to which interest has been paid and of all principal payments theretofore made thereon and shall in writing notify the Company of the name and address of the transferee.

    Registration, Transfer or Exchange. So long as any of the Notes remain unpaid, the Company shall cause the Registrar to keep at its office referred to in Section 12.1 hereof (or at such other office of the Registrar within the State of New York as the Company or the Registrar shall have identified by written notice to each of the Noteholders) a register in which shall be entered the names and addresses of all Noteholders and the particulars of those Notes held by them and of all transfers of such Notes. The holder in whose name any Note shall be so registered shall be deemed and treated as the owner thereof for all purposes of the Agreements and neither the Company nor the Registrar shall be affected by any notice to the contrary. For the purpose of any request, direction or consent hereunder, the Company and the Registrar may deem and treat the registered holder of any Note as the owner thereof without production of such Note. Any Noteholder may at any time and from time to time prior to maturity or redemption thereof surrender any Note held by it for transfer or exchange at said office of the Registrar; provided, however, that the proposed transfer or exchange does not violate the 1933 Act or any other applicable law relating to the sale of securities and the Company may require, as a condition to the registration of any transfer, an opinion of counsel for the transferring Noteholder (which may be in-house counsel) to the effect that such transfer is exempt from the registration requirements of the 1933 Act and, if applicable, any state securities law. If such opinion is not provided by in-house counsel and if the transfer shall be to an "accredited investor" as defined in Rule 501(a) under the 1933 Act, the reasonable cost of such opinion shall be borne by the Company. Within a reasonable time thereafter and without expense (other than transfer taxes, if any) to such holder, the Company shall cause the Registrar to issue in exchange therefor another Note or Notes, dated the date to which interest has been paid on each Note surrendered or dated the date of such surrendered Note if no interest has theretofore been paid thereon, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, having the same stated maturity date and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each such new Note shall be registered in the name of such Person or Persons as the holder of such surrendered Note or Notes may designate in writing, and such exchange shall be made in a manner such that no additional or lesser amount of principal or interest shall result. The Company will pay or will cause the Registrar to pay shipping and insurance charges, from and to each Noteholder's main office, involved in the exchange or transfer of any Note.

    Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will cause the Registrar to issue a new Note, of like tenor and amount and dated the date to which interest has been paid, or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has theretofore been paid thereon, in lieu of such lost, stolen, destroyed or mutilated Note.

  Notwithstanding the foregoing provisions of this Section 5.3, if any Note of which you or your nominee is the holder is lost, stolen or destroyed, the affidavit of your Treasurer or any officer setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity or security shall be required as a condition to the execution and delivery by the Company and the Registrar of a new Note in replacement of such lost, stolen or destroyed Note other than your written agreement to indemnify the Company and the Registrar.

  REDEMPTION PROVISIONS.

  The Company covenants and agrees that so long as any of the Notes are outstanding it will redeem the Notes as follows:

    Mandatory Redemption upon Termination of Lease Agreement. The Company shall, upon the occurrence of any event of termination described in Section 20(a)(ii) through 20(a)(x) of the Lease Agreement, redeem or shall cause the Registrar to redeem the entire outstanding principal amount of the Notes without premium on the Termination Settlement Date. Except as provided in this Section 6.1 or in Section 6.2 hereof, neither the Company nor the Registrar may redeem the Notes, in whole or in part, prior to the stated maturity thereof.

    Optional Redemption of Notes. Subject to Section 6.7 hereof, the Company shall, (a) at the request of the Lessee or (b) upon the occurrence of an event of termination as described in Section 20(a)(i) of the Lease Agreement, redeem or shall cause the Registrar to redeem the entire principal amount of the Notes outstanding, or, with respect to a redemption pursuant to the foregoing clause (a) only, any portion thereof equal to or greater than the greater of $1,000,000 or 5% of the aggregate principal amount of the Notes then outstanding (the "Called Principal") at a price equal to the sum of (i) the Called Principal, (ii) interest accrued on the Called Principal through the Redemption Date (as defined below) and (iii) the Yield-Maintenance Premium, if any. Upon any partial redemption of the Notes, each Noteholder shall, if so requested by the Company or the Registrar, surrender to the Registrar all Notes held by such Noteholder in exchange for a new Note or Notes in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note or Notes, less the amount of such partial redemption.

    Notice of Redemption. Notice of each redemption of Notes pursuant to Section 6.1 or 6.2 hereof shall be given by the Company not less than 30 nor more than 60 days before the redemption date (the "Redemption Date") by mailing to each Noteholder an irrevocable notice of intention to redeem specifying the date of redemption, identifying the event of termination under the Lease Agreement giving rise to such redemption (in the case of redemption pursuant to Section 6.1), stating the aggregate principal amount of Notes to be redeemed on such date and the principal amount of Notes to be redeemed on such date held by the Noteholder to whom such notice is sent and accrued interest applicable to such redemption and a calculation showing in reasonable detail the Yield-Maintenance Premium payable upon such redemption. If any Noteholder disagrees with the Company's calculation of the Yield-Maintenance Premium set forth in such notice, it shall so notify the Company not less than 15 days after its receipt of such notice. Absent manifest error, the Noteholder's calculation of the Yield-Maintenance Premium shall be final and binding upon the parties. In the case of a redemption pursuant to Section 6.2 hereof, a written calculation of the redemption price shall be sent to the holders of Notes to be redeemed not later than 12:00 noon, New York City time, on the Business Day prior to the Redemption Date.

    Payment and Interest Cut-Off. Upon each redemption of Notes, in whole or in part, the Company shall pay or shall cause the Registrar to pay to each holder thereof the amount of its Notes to be redeemed together with the unpaid interest in respect thereof accrued to the Redemption Date and Yield-Maintenance Premium, if any. Notice of redemption having been given in compliance with Section 6.3 hereof, the aggregate principal amount of the Notes to be redeemed shall become due and payable on the Redemption Date, and from and after said date (unless the Company or the Registrar shall default in paying the amounts then due) interest on such principal amount of the Notes shall cease to accrue.

    Permanent Retirement of Notes. Notes redeemed in full or otherwise acquired by the Company or the Registrar shall be permanently retired and cancelled and shall not under any circumstances be reissued or resold.

    Selection of Notes for Redemption. Each redemption required by the Agreements shall be made so that the Notes then held by each Noteholder shall be redeemed in a principal amount in integral multiples of $1,000 which shall bear the same ratio, as nearly as possible, to the total principal amount being redeemed as the principal amount of the Notes then held by each Noteholder shall bear to the aggregate principal amount of the Notes then outstanding.

    Repurchase of Notes. Neither the Company nor the Registrar will repurchase or make any offer to repurchase IT Notes unless (i) such IT Notes are repurchased in order of maturity and (ii) if the Company or the Registrar has offered to purchase less than all IT Notes with a given maturity date, then such IT Notes will be repurchased pro rata from all holders of such IT Notes at the time outstanding and upon the same terms.

  TERMINATION OF LEASE AGREEMENT; AMENDMENT OF BASIC AGREEMENTS AND NUCLEAR FUEL CONTRACTS; ADDITIONAL COVENANTS.

  So long as any IT Notes are outstanding:

    Termination of Lease Agreement. The Company shall not terminate the Lease Agreement pursuant to Section 3(b) of the Lease Agreement without receiving the prior written consent of the holders of at least 66 2/3 % in aggregate principal amount of all IT Notes at the time outstanding.

    Basic Agreements and Nuclear Fuel Contracts. The Company shall not enter into any amendment to or supplement of any Basic Agreement or any written waiver or modification of the terms of any Basic Agreement or enter into any amendment to or supplement of any Nuclear Fuel Contract or any written waiver or modification of the terms of any Nuclear Fuel Contract (unless, in the case of Nuclear Fuel Contracts, such actions shall be permitted under the Lease Agreement) without in each case receiving the prior written consent of the holders of at least 66 2/3 % in aggregate principal amount of all IT Notes at the time outstanding.

    Additional Covenants. The Company shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or otherwise, of the Company with any Person who shall extend or propose to extend credit to the Company unless either (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) subject to Section 12.5(a), such covenant is contained in an amendment of or supplement to the Agreements, in an agreement with respect to the purchase of other IT Notes or in one of the Basic Agreements.

  COVENANTS.

  Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, so long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions:

    General Obligations. The Company will (i) duly observe and conform to all valid requirements of any governmental authorities relative to the conduct of its business or to the ownership of its assets, (ii) preserve and keep in full force and effect the existence of the Company and the rights, privileges and franchises of the Company and (iii) obtain, maintain and keep in full force and effect all consents, permits, licenses, approvals, orders and authorizations which are necessary to properly carry out the transactions contemplated to be performed by it by the Agreements, the Notes and the Basic Agreements to which it is a party.

    Books of the Company. The Company will keep books of record and accounts acceptable to the Noteholders in relation to its business and activities.

    Notices. Upon obtaining knowledge thereof, the Company will promptly give written notice to the Noteholders of (i) the occurrence of any Default or Event of Default hereunder or any of the events set forth in Sections 18, 19 or 20(a) of the Lease Agreement or any "Default" or "Event of Default" under the Credit Agreement; (ii) any litigation or proceedings with respect to the Company, or affecting the Company or any of its assets; and (iii) such other information concerning the business, assets, or condition, financial or otherwise, of the Company as any Noteholder may from time to time reasonably request.

    Payment of Taxes. The Company will cause to be computed, paid and discharged (subject to the provisions of Section 10 hereof) when due all taxes, assessments and other governmental charges or levies imposed upon the Company, or upon any income or assets of the Company, prior to the day on which penalties are attached thereto, unless and except to the extent that the same shall be contested in good faith by appropriate proceedings diligently prosecuted and no foreclosure, distraint, sale or other similar proceedings shall have commenced or been threatened.

    Governmental Permits. The Company will, to the extent obtained or received by it, furnish or cause to be furnished to the Noteholders a copy of any authorization, license, permit, consent, order or approval of any governmental authority obtained or required to be obtained in connection with the transactions contemplated by the Agreements, the Notes or any of the Basic Agreements.

    Inspection. The Company will permit any Person designated by any Noteholder to inspect any of the Company's Property (subject to the provisions of Section 12 of the Lease Agreement) or any of the books or financial records of the Company and to discuss the affairs, finances and accounts of the Company with the officers of the Company or the Company's independent certified public accountants, all at such reasonable times and as often as any Noteholder may reasonably request.

    Financial Statements. The Company will furnish to each Noteholder, within 30 days after the close of each Calendar Quarter, a statement of receipts and disbursements relating to the Company for such Calendar Quarter and for the portion of the year then ended, together with a certificate of an authorized officer of the Company stating whether, to his knowledge, any Event of Default, or any event which with the giving of notice or the lapse of time, or both, would be such an Event of Default, has occurred, and, if so, stating the facts with respect thereto.

    Copies of Documents. The Company will promptly deliver to each Noteholder copies of (i) all amendments, modifications and waivers, (ii) all requests for any such amendment, modification or waiver, and (iii) any notice of an "Event of Default" received or delivered by the Company under or with respect to the Credit Agreement, the Lease Agreement, any of the other Basic Agreements or any of the IT Note Agreements (or, to the extent requested by any Noteholder, the Depositary Agreement or the Dealer Agreement), to the extent that the same shall not have been delivered to such Noteholder pursuant thereto.

    Activities of Company. The Company will not engage in any business or activity of any kind or enter into any transaction which is not directly related to the purchase, sale and leasing of Nuclear Fuel pursuant to the Lease Agreement and the financing thereof in the manner contemplated by the Credit Agreement, the Agreements, the Depositary Agreement, the Basic Agreements and the IT Note Agreements.

    Indebtedness. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any indebtedness of any kind for borrowed money, extensions of credit or the deferred purchase price of property, except the indebtedness evidenced by the IT Notes, each of which complies with all of the following requirements: (i) such IT Note shall not be secured by any collateral other than the Collateral described in the Security Agreement in accordance with the terms thereof, unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof are secured equally and ratably by such additional collateral, (ii) such IT Note shall not be guaranteed directly or indirectly by any Person nor shall the holder thereof be assured against loss or nonpayment unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof shall have the benefit of such guaranty or assurance on a pro rata basis with such IT Note, (iii) there shall not exist a Default or an Event of Default hereunder or a "Default" or "Event of Default" under the Credit Agreement on the date of issuance of such IT Note, and (iv) immediately following the issuance of such IT Note, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus cash and investments held in the Collateral Account shall equal or exceed the sum of the Outstandings under the Credit Agreement and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof plus the aggregate outstanding principal amount of all IT Notes (including the Notes); and

      indebtedness evidenced by the Credit Agreement, the CP Notes and the Loan Notes or any of their successors. No such bank indebtedness shall constitute permitted indebtedness of the Company unless (i) the banks providing such credit facilities, other than the Credit Agreement, shall have acknowledged and agreed to the terms of the Basic Agreements, (ii) the banks providing such credit facilities, including the banks participating in the Credit Agreement, shall not be secured by any collateral other than the Collateral described in the Security Agreement in accordance with the terms thereof unless all IT Notes at the time outstanding are secured equally and ratably by such additional collateral, (iii) indebtedness incurred in connection with such bank credit facilities shall not be guaranteed directly or indirectly by any Person nor shall any bank providing such credit facilities be assured against loss or nonpayment unless all IT Notes shall have the benefit of such guaranty or assurance on a pro rata basis with the banks providing such credit facilities, (iv) there shall not exist a Default or an Event of Default hereunder at the time of execution of any credit agreement with a bank other than the Credit Agreement, and (v) immediately following the incurrence of any indebtedness with respect to such bank credit facilities, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus cash and investments held in the Collateral Account shall equal or exceed the sum of Outstandings under the Credit Agreement and all other outstanding bank indebtedness plus the aggregate outstanding principal amount of all IT Notes (including the Notes); and

      overnight borrowings from the Lessee, on an unsecured and interest free basis, for the purpose of depositing funds in the Commercial Paper Account, which shall be used solely to pay matured or concurrently maturing CP Notes;

    provided, however, that all indebtedness for borrowed money (other than indebtedness evidenced by the IT Notes), in aggregate principal amount (before discount) at any one time outstanding, shall not exceed $160,000,000 less the aggregate principal amount of the IT Notes outstanding at such time.

    Guarantees. The Company will not become or remain liable, directly or contingently, in connection with any obligation of any Person, whether by guaranty, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise.

    Liens. The Company will not create, incur, assume or suffer to exist any Lien upon or with respect to any of the Company's Property, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income except (i) Liens created in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Agreement and (ii) Liens which Section 15 of the Lease Agreement allows the Lessee to permit on the Property of the Company.

    Distributions. The Company will not declare or pay any distribution or dividend (whether in cash or in Property) with respect to the profits, assets or capital of the Company.

    Investments; Loans. The Company will not make or suffer to exist any loans or advances to, or make any investments (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for the purchase of Nuclear Fuel as contemplated by the Lease Agreement and the investments permitted by Section 3.4 of the Security Agreement.

    Salaries. The Company will not pay any salaries or wages.

    Merger; Sales. The Company will not enter into any transaction of merger or consolidation, or terminate, liquidate or dissolve itself (or suffer any termination, liquidation or dissolution), or acquire or be acquired by any Person, or otherwise change the form or organization of its business, or convey, sell, lease or otherwise dispose of any of its Property or business, except for (i) transactions contemplated by the Lease Agreement, or (ii) Liens permitted by Section 8.12 hereof.

    Payments. The Company will not make any payment or advance any amounts to any Person unless it shall be expressly permitted to make such payment by the Agreements, the Credit Agreement, other bank credit facilities permitted under Section 8.10(b) hereof, the Lease Agreement, the Dealer Agreement or an IT Note Agreement.

    Compliance with Agreements. The Company will not fail to (i) duly perform all obligations to be performed by it under each of the Basic Agreements and (ii) upon instructions from the Collateral Agent on behalf of the Secured Parties pursuant to Section 6.2 of the Security Agreement, promptly take any and all actions as may be necessary to enforce its rights under the Lease Agreement and to enforce or secure the performance by the Lessee of its obligations thereunder. Without limiting the generality of the foregoing, the Company shall, upon the written instructions of the Lessee, file or cause to be filed all continuation statements required under the Uniform Commercial Code or other applicable law, as from time to time in effect in each applicable jurisdiction, with respect to the Liens and security interests granted under the Security Agreement in order to maintain a prior perfected security interest in the Collateral.

    Acceptance of Additional Nuclear Fuel Contracts. The Company shall not accept the assignment by the Lessee of all or any part of the Lessee's rights in and to any additional Nuclear Fuel Contracts except in accordance with the terms and provisions of Section 4 of the Lease Agreement.

    Investment Company. The Company will not be an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

    Public Utility Holding Company. The Company will not be a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Accounts and Deposits. The Company will not open, create or maintain any bank account, or make any deposit with or in any financial institution, except for the Commercial Paper Account and the Collateral Account.

    Expenses and Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Company will pay all reasonable expenses (including the reasonable fees and expenses of its counsel and your special counsel) in connection with the preparation and reproduction of the Agreements and the Notes, and also in connection with any amendments of or waivers under the Agreements or the Notes, will indemnify you and the other Noteholders and hold you and the other Noteholders harmless against all broker's and finder's fees, and will pay all your and such Noteholders' out-of-pocket expenses reasonably incurred in connection with the matters contemplated hereby and thereby, and, at your or such Noteholders' election, will reimburse you or such Noteholders for any such expenses paid by you or such Noteholders.

  In the event that it subsequently is determined that any tax is due on the issue of the Notes or on your acquisition thereof, or on any modification of the Notes or of the Agreements, the Company will pay or cause to be paid all such taxes and interest and penalties, if any (excluding, however, any transfer taxes), and will indemnify and save you and all holders of the Notes harmless from any loss or damage of any kind whatsoever resulting from or arising out of the nonpayment or delay in the payment of such taxes. The obligations of the Company under this Section 8.23 shall survive the payment of the Notes. In no event shall the Company be required to pay any taxes based upon your or any other Noteholder's net income or profits or upon interest income arising out of the Notes.

  EVENTS OF DEFAULT; CONSEQUENCES.

    Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default" under the Agreements:

      Principal Payments. The Company fails to make any payment of any part of the principal of any of the Notes or any Yield-Maintenance Premium when and as the same shall become due and payable, whether at the stated maturity of the Notes or at a date fixed for redemption or by acceleration or otherwise; or

      Interest Payments. The Company fails to make any payment of interest on any of the Notes when and as the same shall become due and payable and any such default shall continue for a period of ten days; or

      Covenant Defaults. The Company (i) fails to perform or observe any covenant contained in Section 7 or Sections 8.9, 8.10, 8.11, 8.12 (with respect to Liens created by it), 8.13 through 8.17, 8.18 (ii) (with respect to specific instructions from the Collateral Agent), 8.19 and 8.22 of this Agreement, (ii) fails to provide the notice required by Section 8.3(i) of this Agreement and such failure shall continue for a period of fifteen days from the date on which an officer of the Company first acquired knowledge of the event requiring such notice or (iii) fails to perform or observe any covenant, condition or agreement pursuant to the terms of the Security Agreement or the Control Agreement and such failure continues unremedied for 30 days after written notice thereof from the Collateral Agent to the Company; or

      Other Duties. The Company fails to comply with any other provision of the Notes or of the Agreements, and such failure shall continue for more than thirty days after written notice thereof shall have been given to the Company by any Noteholder; or

      Representations or Warranties. Any representation or warranty made by or on behalf of the Company or the Lessee contained in the Agreements or in any instrument furnished in compliance with or in reference to the Agreements, or in connection with any amendment thereof, shall prove to have been false or misleading in any material respect as of the date made; or

      Default on Indebtedness. Any IT Note, or any other indebtedness for borrowed money of the Company, is declared to be, or otherwise becomes, due and payable (other than at the option of the Company) prior to its stated maturity or regularly scheduled dates of payment, or any scheduled dates of payment, or any event shall occur or any condition shall exist in respect of any such indebtedness or under any agreement securing or relating to such indebtedness, the effect of which is to require (or permit any holder of such indebtedness or a trustee to require) such indebtedness, or any portion thereof, to be paid prior to its stated maturity or prior to its regularly scheduled dates of payment; or

      Event of Default under Other Agreements. Any "Event of Default" shall occur under any of the Lease Agreement or the Credit Agreement, or any event of default shall occur with respect to any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof; or

      Lessee's Letter Agreement. The Lessee fails to observe any covenant contained in the Lessee's Letter Agreement; or

      Bankruptcy; Insolvency. The Company shall be involved in financial difficulties as evidenced:
        by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing the commencement of such a voluntary case;
        by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;
        by the entry of an order for relief in any involuntary case commenced under said Title 11;
        by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
        by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property; or
        by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

    Default Remedies.

      Acceleration. If an Event of Default described in clause (a) or (b) of Section 9.1 hereof shall occur and be continuing with respect to any Note, the holder of such Note may by notice in writing to the Company declare the entire unpaid principal balance of such Note and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such amount shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and, to the extent permitted by law, such holder may proceed to institute suit for the enforcement of the payment of principal and interest and Yield-Maintenance Premium, if any, on such Note. If an Event of Default, including without limitation, an Event of Default described in clause (a) or (b) of Section 9.1 hereof, shall occur and be continuing (unless there shall have occurred an Event of Default under Section 9.1(i) hereof, in which case the unpaid principal balance of all Notes and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon shall automatically become due and payable), the holders of at least a majority of the principal amount of the Notes at the time outstanding may, by notice in writing to the Company, declare the entire unpaid principal balance of the Notes and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Company will forthwith pay to the holder or holders of all the Notes at the time outstanding the entire unpaid principal balance of and interest and Yield-Maintenance Premium, if any, accrued on the Notes. In addition, subject to the provisions of the Security Agreement, following an Event of Default each Noteholder may proceed to protect and enforce such holder's rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of, or for an injunction against violation of, any covenant or provision contained in the Notes or herein or in aid of the exercise of any power granted in the Notes or herein. Each of the Noteholders shall following an Event of Default have all of the rights of a Secured Party; provided, however, that no Noteholder shall have any right to enforce directly any of the rights or the security interests granted by the Security Agreement or the Control Agreement or to require the Collateral Agent to take or refrain from taking any action under the Security Agreement or the Control Agreement.

      Nonwaiver and Expenses. No course of dealing between the Company or the Lessee and any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right. A waiver of the rights of any Noteholder may be made only in accordance with Section 12.5 hereof. If the Company fails to pay when due the principal of or interest and Yield-Maintenance Premium, if any, on any Note, or fails to comply with any other provision of the Agreements, the Company will pay to the holder thereof, to the extent permitted by law, any applicable late charge, as provided in the Notes, and such further amounts as shall be sufficient to cover the costs and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on the Notes or in otherwise enforcing any of such holder's rights under the Agreements.

    Annulment of Acceleration. If a declaration is made pursuant to Section 9.2(a) by any holder or holders of the Notes, then and in every such case, the holders of more than 66 2/3 % in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof, provided, that at the time such declaration is annulled and rescinded:

      no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or the Agreements;

      all arrears of interest upon all the Notes and all other sums payable under the Notes and under the Agreements (except any principal or interest on the Notes which has become due and payable by reason of such declaration under Section 9.2(a)) shall have been duly paid; and

      each and every other Default and Event of Default shall have been waived pursuant to Section 12.5 hereof or otherwise made good or cured;

    and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

    Notice of Default. If any Noteholder or Noteholders shall demand payment because of, or take any other action of which the Company shall have actual knowledge in respect of, an alleged Default or Event of Default, or if the Company acquires knowledge of any Default or Event of Default, the Company shall forthwith give written notice, specifying the nature of such Default or Event of Default and any such action, to each holder of the Notes at the time outstanding, and the Company shall also give written notice to each such holder if any written instrument of rescission or annulment as aforesaid shall be filed with it under the provisions of Section 9.3 hereof.

  NO RECOURSE.

  The Agreements, the Depositary Agreement, the Notes, the Security Agreement, the Control Agreement, the Lease Agreement and any other document executed and delivered by the Company in connection herewith or therewith (the "Company Documents") are intended to be a corporate obligation of the Company only, and all of the statements, representations, covenants and agreements made by the Company contained herein or therein are made and intended only for the purpose of binding the Company and establishing the existence of rights and remedies provided for herein or therein which can be exercised and enforced against the Company. Therefore, notwithstanding anything to the contrary contained in the Company Documents, no recourse claim may be made by any Noteholder against River Fuel Trust #2, The Bank of New York, as successor trustee or in its individual capacity, or any incorporator, shareholder (direct or indirect), affiliate, director, officer, employee or agent of the Company, River Fuel Trust #2 or The Bank of New York with respect to claims against the Company arising under or relating to this Agreement; provided, however, that nothing in this Section 10 shall relieve the Company from its corporate obligations under the Company Documents.

  INTERPRETATION OF THIS AGREEMENT.

    Terms Defined. Unless the context otherwise specifies or requires, each term defined in this Section 11.1 shall, when used in this Agreement, have the meaning indicated. To the extent that certain of the terms defined in this Agreement are defined by cross-reference to documents which may not be in full force and effect during the entire term of this Agreement, and subject to the provisions of Section 7.2 hereof, the definitions contained in such documents shall be and remain effective for purposes of implementing this Agreement during the term of this Agreement.

    1933 Act shall have the meaning specified in Section 3.12 hereof.

    Acceleration Date means the date on which any Note is declared or otherwise becomes due and payable pursuant to Section 9.2 hereof.

    Agreements shall include, in addition to the Agreements pursuant to which the Notes are originally issued, every other instrument which the Company and the holders of the Notes execute at any time which shall amend such Agreements, and the words "hereof", "hereunder", "herein" and other like expressions refer to such Agreements as so amended as a whole and not to any particular Section or subsection thereof.

    Amendatory Agreement means the Amendatory Agreement dated as of December 27, 1995, among Morgan Guaranty Trust Company of New York, the Company, the Lessee, the Bank and JPMorgan Chase Bank (formerly The Chase Manhattan Bank, N.A.).

    Assignment means the assignment of a Nuclear Fuel Contract pursuant to Section 4 of the Lease Agreement.

    Bank means The Bank of New York.

    Basic Agreements means, collectively, the Assignments, the Lessee's Letter Agreement, the Lessee's Consent, the Lease Agreement, the Security Agreement, the Control Agreement and the Trust Agreement, and shall include the exhibits, schedules and annexes attached to each of the foregoing.

    Business Day means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

    Calendar Quarter means a calendar quarter ending on the last day of any March, June, September or December.

    Called Principal shall have the meaning specified in Section 6.2 hereof. For purposes of this Section 11, such term shall also include the unpaid principal amount of any Notes which have been declared or have otherwise become due and payable pursuant to Section 9.2 hereof.

    Closing shall have the meaning specified in Section 2.3 hereof.

    Collateral means all property or rights referred to in Section 2 of the Security Agreement in which a security interest is granted to the Collateral Agent, as pledgee for the ratable benefit of the Secured Parties, pursuant to the Security Agreement.

    Collateral Account shall have the meaning specified in Section 3.1 of the Security Agreement.

    Collateral Agent shall have the meaning specified in the Security Agreement.

    Commercial Paper Account shall have the meaning specified in Section 1.01 of the Credit Agreement as in effect on the date hereof.

    Company means River Fuel Company #2, Inc., a Delaware corporation.

    Company Documents shall have the meaning specified in Section 10 hereof.

    Control Agreement means the Control Agreement dated as of January 13, 2005 between the Company and the Collateral Agent.

    CP Notes means promissory notes of the Company sold or to be sold in the commercial paper market.

    Credit Agreement means the Credit Agreement dated as of October 30, 2003, between the Company, the Bank and the other Lenders identified therein, and as the same may be further modified, supplemented or amended from time to time.

    Daily Lease Charge shall have the meaning set forth in Section 1 of the Lease Agreement.

    Dealer Agreement means the Commercial Paper Dealer Agreement dated as of October 30, 2003 between the Company and Merrill Lynch Money Markets Inc., as the same may be modified, supplemented or amended from time to time.

    Default means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

    Depositary Agreement means the Depositary Agreement dated as of October 30, 2003, between the Company and JPMorgan Chase Bank, as Depositary, as the same may be modified, supplemented or amended from time to time.

    Disclosure Documents means the Private Placement Memorandum, the Annual Report on Form 10-K for the year ended December 31, 2003 of the Lessee, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, the Lessee's Current Reports on Form 8-K dated February 20, 2004, March 11, 2004 and October 12, 2004 and Entergy Corporation's Annual Report to Stockholders for the year ended December 31, 2003.

    Discounted Value means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

    Documents shall have the meaning specified in Section 3.4 hereof.

    Event of Default shall have the meaning specified in Section 9.1 hereof.

    IT Notes means all intermediate term secured promissory notes of the Company (including the Notes) which comply with the provisions of Section 8.10 hereof.

    IT Note Agreements means, collectively, the agreements between the Company and one or more lenders pursuant to which such lenders have purchased or agreed to purchase any of the IT Notes.

    JPMorgan Chase Bank means JPMorgan Chase Bank, National Association

    Lease Agreement means the Fuel Lease dated as of January 31, 1989 between the Company and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), as the same may be modified, supplemented or amended from time to time in accordance with Section 7.2 hereof.

    Lessee means Entergy Louisiana, Inc., a Louisiana corporation, as Lessee under the Lease Agreement.

    Lessee's Consent means the Lessee's consent specified in Section 33(b) of the Lease Agreement.

    Lessee's Letter Agreement shall have the meaning specified in Section 4.2(e) hereof.

    Lien means any mortgage, pledge, lien, security interest, title retention, charge or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to execute and deliver any financing statement under the Uniform Commercial Code of any jurisdiction).

    Loan shall have the meaning specified in Section 1.01 of the Credit Agreement as in effect on the date hereof.

    Loan Notes means the promissory notes issued by the Company to evidence loans made by a lender under the Credit Agreement and described as "B Notes" in Section 1.01 of the Credit Agreement as in effect on the date hereof.

    Manufacturers shall have the meaning specified in Section 1 of the Lease Agreement.

    Noteholder or holder of any Note means the Person in whose name the Note is registered.

    Notes shall have the meaning specified in Section 2.1 hereof.

    Nuclear Fuel shall have the meaning specified in Section 1 of the Lease Agreement.

    Nuclear Fuel Contract shall have the meaning specified in Section 1 of the Lease Agreement.

    Outstandings shall have the meaning specified in Section 1.01 of the Credit Agreement as in effect on the date hereof.

    Person means an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

    Private Placement Memorandum means the Private Placement Memorandum for River Fuel Company #2, Inc., dated December 2004, from Wachovia Capital Markets, LLC.

    Property means any interest in any kind of property or asset whether real, personal or mixed, or tangible or intangible.

    Purchasers shall have the meaning specified in Section 2.1.

    Redemption Date shall have the meaning specified in Section 6.3 hereof.

    Registrar means JPMorgan Chase Bank or such other registrar and paying agent (being a commercial bank or trust company authorized to conduct business in the State of New York and having combined capital and surplus of not less than $25,000,000) as the Company may appoint to act as registrar and paying agent in respect of the Notes. The Company shall give written notice to each Noteholder of the appointment of any successor Registrar.

    Reinvestment Yield means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on Bloomberg Page PX3 or PX4 (or such other display as may replace Bloomberg Page PX3 or PX4) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, plus 50 basis points, or (ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, plus 50 basis points. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice, (b) interpolating linearly between reported yields, and (c) adding 50 basis points.

    Remaining Average Life means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Remaining Scheduled Payment and the date on which such Remaining Scheduled Payment would otherwise be due.

    Remaining Scheduled Payments means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

    Secured Parties shall have the meaning specified in Section 1.1 of the Security Agreement.

    Security shall have the same meaning as in Section 2(1) of the 1933 Act.

    Security Agreement means the Security and Collateral Agency Agreement dated as of January 31, 1989, as amended by the First Amendment to Security and Collateral Agency Agreement dated as of December 20, 1990 and by the Amendatory Agreement, executed and delivered by the Company in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, and the Collateral Chattel Mortgage and the periodic supplements thereto, the Collateral Chattel Mortgage Note, the Pledge Agreement and periodic supplements thereto and the Notice of Security Interest, all as the same may be modified, supplemented or amended from time to time in accordance with Section 7.2 hereof.

    Series C Note Agreements means those certain Note Agreements dated as of January 14, 2002, by and between the Company and each of Nationwide Life Insurance Company and the Travelers Insurance Company relating to the issue and sale by the Company of its Intermediate Term Notes, Series C, as from time to time in effect.

    Settlement Date means the Redemption Date or the Acceleration Date, as the case may be.

    SLV shall have the meaning specified in Section 1 of the Lease Agreement.

    Termination Settlement Date shall have the meaning specified in Section 20(b) of the Lease Agreement.

    Trust means River Fuel Trust #2, a trust formed pursuant to the Trust Agreement.

    Trust Agreement means the Trust Agreement dated as of January 27, 1989, as amended by the Amendatory Agreement, among The Bank of New York, as successor trustee, JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as successor trustor, and Entergy Louisiana, Inc., as beneficiary.

    Trustee means The Bank of New York, as successor trustee of the Trust.

    Yield-Maintenance Premium means, with respect to any Note, a premium equal to the excess, if any, of the Discounted Value with respect to Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Premium shall in no event be less than zero.

    Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles in effect on the date that this Agreement was executed, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person including actions taken by or on behalf of any partnership in which such Person is a general partner.

    Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with New York law without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

  MISCELLANEOUS.
    Notices. Any notice, demand or other communication which by any provision of the Agreements is required or provided to be given shall be deemed to have been delivered if in writing addressed as provided below and actually delivered by mail, courier, telex or facsimile to the following addresses:

        if to you, at your address shown in Exhibit A to this Agreement, marked for attention as there indicated, or at such other address as you may have furnished the Company in writing, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110, Attention: Robert L. Nutt, Esq.; or
        if to any other Noteholder, to such address as may be set forth in the register referred to in Section 5.2 hereof, such holder being empowered to change its address on the register by notice in writing to the Company and the Registrar, with a copy to Ropes & Gray LLP, One International Place, Boston, MA 02110, Attention: Robert L. Nutt, Esq.; or
        if to the Company, at 101 Barclay Street, 8th Floor West, New York, New York 10286, c/o The Bank of New York, Corporate Finance Unit, or at such other address as it may have furnished in writing to you and all other holders of the Notes at the time outstanding; or
        if to the Registrar, at JPMorgan Chase Bank, 4 New York Plaza, 13th Floor, New York, New York 10004, Attention: Corporate Trust Administration, or at such other address as the Company or the Registrar shall have furnished in writing to you and all other holders of the Notes at the time outstanding; and
        with copies in the case of each such notice, demand or other communication to the Lessee, at 639 Loyola Avenue, New Orleans, Louisiana 70113, Attention: Treasurer, or at such other address as the Lessee may have furnished to you and all other holders of the Notes at the time outstanding and to the Company.

    Counterparts; Reproduction of Documents. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. This Agreement and all documents relating thereto (except the Notes themselves), including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

    Survival. All covenants, agreements, representations and warranties made by the Company or the Lessee herein or in any certificate or other instrument delivered by either of them or on behalf of either of them under this Agreement shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument executed and delivered by the Company or the Lessee shall constitute warranties and representations by the Company or the Lessee hereunder.

    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended to be for the benefit of and binding upon all holders, from time to time, of any of the Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

    Amendment and Waiver.

      Requirements. Any provision in the Agreements or in the Notes to the contrary notwithstanding, changes in or additions to the Agreements may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from the holder or holders of not less than 66 2/3 % in principal amount of all Notes at the time outstanding; provided, however, that no such consent shall (i) reduce the amount of the principal of any of the Notes or change the amounts or dates of any payment or redemption of principal due upon any of the Notes or reduce the rate or extend the time of payment of interest or premium on any of the Notes, without the consent of the holder of each Note so affected or (ii) reduce the percentage of Noteholders required to approve any such amendment or effectuate any such waiver or amend the provisions of this Section 12.5, without the consent of the holders of all of the Notes at the time outstanding. Any consent may be given subject to satisfaction of conditions stated therein. The Company shall deliver copies of each such consent to any Noteholder who did not execute the same.

      Solicitation of Noteholders. So long as any outstanding Notes are owned by you, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Agreements or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 12.5 shall be delivered by the Company to each Noteholder forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of the Agreements unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

      Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

  AUTHORIZATION OF COLLATERAL AGENT.

  You hereby authorize the Collateral Agent to enter into and to carry out its duties under and with respect to the Security Agreement and the Control Agreement and hereby agree to accept and be bound by all of the provisions thereof including without limitation the provisions (a) prohibiting the enforcement of the Security Agreement without the direction or consent of the Designated Holders (as that term is used in the Security Agreement), (b) limiting the duties of the Collateral Agent thereunder and exonerating it from certain liabilities, (c) permitting amendments to the Security Agreement and waivers and releases of Collateral thereunder and (d) providing that under certain circumstances the Noteholders shall be responsible for their respective pro rata shares of expenses of the Collateral Agent as set forth in Section 6.8 of the Security Agreement.

  [The remainder of this page is intentionally left blank. Signatures follow.]

  If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

  Very truly yours,

  RIVER FUEL COMPANY #2, INC.

  By: /s/ Louis P. Young
  Title: President

  Accepted:

  CITICORP INSURANCE AND INVESTMENT TRUST

  BY: TRAVELERS ASSET MANAGEMENT INTERNATIONAL COMPANY LLC

  By: /s/ Robert S. Mills_________
  Title: Investment Officer

  EXHIBIT A-1

  PURCHASER INFORMATION

Name and Address of Purchaser	Registered Number	Principal Amount of Notes to be Purchased
Citicorp Insurance and Investment Trust 242 Trumbull Street Hartford, CT 06103	DR-002	$3,000,000

  Purchaser's Tax ID: N/A (Non-U.S. Entity)

  Notes registered in the name of: Citicorp Insurance And Investment Trust

    All payments on account of the above Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12:00 noon, New York time, on the date such payment is due by bank wire or inter-bank transfer of immediately available funds for credit to:

    State Street Bank & Trust Co.
    New York, NY
    BIC: SBOSUS3N
    ABA # 026-009-166
    State Street Bank & Trust Co. Sydney Custody Clearing Account
    Account # 40436501
    UID# 396040
    REF# 7FGA
    DDA # 00044008
    Ref: River Fuel

    Contemporaneous with the above wire transfer, advice setting forth:

    (1)     the full name, interest rate and maturity date and PPN of the Notes or other obligations;

    (2)     allocation of payment between principal, Yield-Maintenance Premium and interest and any special payment; and

    (3)     name and address of bank from which wire transfer was sent, a contact name and telephone number.

    Copies of all notices and communications to be delivered or mailed to:

    Travelers Asset Management International Company
    Attention: John Console, Cashier's Division 5TS

    Mail:             P.O. Box 150449
                        Hartford, CT 06115-0449

    Courier:        242 Trumbull
                        Hartford, CT 06103

    Facsimile:      (860) 308-8556
    Telephone:    (860) 308-8431

    The original note shall be delivered to:

    Daniel F. Scudder
    Citigroup Insurance Investments Inc.
    242 Trumbull Street
    Hartford, CT 06103

    EXHIBIT A-2

    SCHEDULE OF OTHER PURCHASERS

    The Travelers Insurance Company

    EXHIBIT B

    THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.

    RIVER FUEL COMPANY #2, INC.

    Intermediate Term Secured Note, 4.42% Series D
    Due January 13, 2010

New York, NY
DR-________	PPN
$__________	January 13, 2005

                RIVER FUEL COMPANY #2, INC. (the "Company"), a Delaware corporation, FOR VALUE RECEIVED, hereby promises to pay to __________________________________ or registered assigns (hereinafter referred to as the "Payee") on January 13, 2010 the principal amount of _________________________________________________Dollars ($_________) or such part thereof as then remains unpaid and to pay interest on the unpaid balance of such principal amount from the date of this Note at the rate of 4.42% per annum, payable semi-annually on the 15th day of January and July in each year, commencing July 15, 2005, and on the maturity date hereof until such principal amount shall be paid. The Company further promises to pay to the Payee on demand a late charge of 1% of any principal (including any required redemption), Yield-Maintenance Premium (as defined in the Agreements hereinafter referred to), and interest not paid when due, to cover the administrative costs of the Payee related to collecting and accounting for late payments, so far as the same may be legally enforceable. Interest shall be computed on the basis of a 360-day year and a 30-day month.

                Payments of principal and interest and Yield-Maintenance Premium, if any, shall be made in lawful money of the United States of America by wire transfer, as the Payee may direct the Company in writing.

                This Note is one of an issue of Intermediate Term Secured Notes, Series D, of the Company originally issued in the aggregate principal amount of $30,000,000 pursuant to the provisions of certain Note Agreements dated as of January 13, 2005 between the Company and the respective Purchasers named therein (hereinafter referred to, collectively, as the "Agreements"). The holder of this Note is entitled to the benefits of the Agreements and may enforce each of the agreements of the Company as contained therein and may exercise each of the remedies provided thereby, or otherwise available in respect thereof, against the Company, but neither this reference to the Agreements nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Company to pay the principal amount hereof and interest and Yield-Maintenance Premium, if any, hereon as herein provided. As provided in the Agreements (i) this Note is subject to redemption, in whole or in part, in certain cases with a Yield-Maintenance Premium, and (ii) in case of an Event of Default, as defined in the Agreements, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreements. The Company agrees to make required redemptions on account of this Note in accordance with the provisions of the Agreements.

                This Note is an IT Note referred to in the Security and Collateral Agency Agreement, dated as of January 31, 1989, as amended, between the Company and JPMorgan Chase Bank, National Association, as successor collateral agent for the ratable benefit of the holder of this Note and the other Secured Parties named therein (the "Security Agreement"). The holder of this Note is entitled to the benefits of the Collateral (as defined in the Security Agreement), and the rights of the holder hereof in the Collateral are subject to and governed by the provisions of the Security Agreement, and the holder hereof shall not have any rights with respect to the Collateral except to the extent and in the manner provided in the Security Agreement.

                As further provided in the Agreements, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor (except for the name of the holder) dated the date to which interest has been paid on this Note, or dated the date of this Note if no interest has theretofore been paid hereon, and in an aggregate principal amount equal to the unpaid principal amount of this Note will be issued to, and registered in the name of, the transferee or transferees. The Company and the Registrar (as defined in the Agreements) may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                The Company and all endorsers of this Note hereby waive presentment, demand, notice of nonpayment, protest and, except as provided in Section 9 of the Agreements, all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

                This Note is governed by and shall be construed in accordance with New York law.

RIVER FUEL COMPANY #2, INC. By: Title:

    EXHIBIT C

    CERTIFICATE OF

    ENTERGY LOUISIANA, INC.

                This Certificate is being delivered to the purchasers named in Exhibit A to the Note Agreements referred to below (the "Purchasers") by Entergy Louisiana, Inc. (the "Lessee"), pursuant to Section 4.2(b)(ii) of the separate Note Agreements, each dated as of January 13, 2005 (the "Note Agreements"), between River Fuel Company #2, Inc., a Delaware corporation (the "Company"), and each of the Purchasers referred to therein, relating to the issue and sale of $30,000,000 in original aggregate principal amount of the Notes. Terms defined in the Note Agreements are used herein with the same meanings ascribed to them therein, unless otherwise defined herein.

                In connection with the purchase of the Notes pursuant to the Note Agreements, the Lessee DOES HEREBY REPRESENT AND CERTIFY that:

      The Lessee acknowledges receipt of a conformed counterpart of the Note Agreements and familiarity with the provisions, terms and conditions thereof.

      Since September 30, 2004, there has been no material adverse change in the Lessee's business or financial condition.

      The execution, delivery and performance, or the acceptance, as the case may be, by the Lessee of all Basic Agreements to be executed by it and the Nuclear Fuel Contracts did not and will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality applicable to the Lessee and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above-mentioned documents and instruments (provided, that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective Manufacturers are concerned), except for (i) a general license to own Nuclear Fuel from the Nuclear Regulatory Commission (currently granted under 10 C.F.R. Sections 40.21 and 70.20), (ii) a license to possess and use special nuclear material granted by the Nuclear Regulatory Commission, (iii) orders of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and (iv) official action of approval or non-opposition by the Louisiana Public Service Commission, all of which licenses, orders, approvals and filings have been duly obtained or made and are final and in full force and effect, provided, that no representation is given with respect to federal, New York or Louisiana banking or trust laws or regulations or the securities or blue sky laws or regulations of any State.

      The representations and warranties of the Lessee contained in Section 2 of the Lease Agreement are true, correct and complete in all material respects on and as of the date hereof. On the date hereof the information contained in the Private Placement Memorandum and the other Disclosure Documents does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The amount of the Lessee's shareholder's equity has not declined below the amount shown on its balance sheet as of September 30, 2004. The Lessee's income before extraordinary items, as shown on its income statement for the nine months ended September 30, 2004, is a positive number.

      Each of the Basic Agreements to which the Lessee is a party and each of the Nuclear Fuel Contracts with respect to the Nuclear Fuel listed in Schedule A to the Lease Agreement (as Schedule A is amended to the date hereof) is in full force and effect without amendment or modification (other than as disclosed in the Note Agreement).

      No default or "Event of Default" under the Lease Agreement or event described in Section 20(a) of the Lease Agreement has occurred.

      As of the date hereof and after giving effect to the sale of Notes to which this Certificate relates, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus cash and investments held in the Collateral Account equals or exceeds the sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes, as set forth in Annex A hereto.

      The Lessee has requested that the funds being made available to the Company pursuant to the Note Agreements on the date hereof be applied toward (i) the payment of $25 million in aggregate principal amount of the Company's Series C Notes on January 15, 2005 and (ii) the repayment of certain CP Notes and the purchase of additional Nuclear Fuel in accordance with the directions of the Lessee.

      The Notes are not secured by any collateral other than the Collateral described in the Security Agreement, and the Notes are not guaranteed directly or indirectly by any Person nor are the Noteholders assured against loss or nonpayment in any manner other than as contemplated by the Security Agreement and the other Basic Agreements. The Note Agreements do not contain any provision, term or condition which is inconsistent with, or contrary to, the Security Agreement, or which would violate, or cause the Company to be in violation of, the Credit Agreement or any other Basic Agreement and the Notes purchased and sold pursuant to the Note Agreements will constitute "IT Notes" as that term is defined in Section 11.1 of the Note Agreements.

                  IN WITNESS WHEREOF, the undersigned, a duly authorized officer, has signed this Certificate on behalf of the Lessee this 13th day of January, 2005.

                                                                              ENTERGY LOUISIANA, INC.

                                                                              By: /s/  Steven C. McNeal
                                                                              Name: Steven C. McNeal
                                                                              Title:    Vice President and Treasurer

      ANNEX A

1. Aggregate SLV of Nuclear Fuel as of 12/31/04
2. Estimated Fuel Amortization from 1/1/05 to 1/13/05
3. Estimated accrued Daily Lease Charges at 1/13/05
4. Cash and investments in Collateral Account at 1/13/05
5. Total of (1) through (4)
6. Outstandings under Credit Agreement at 1/13/05
7. Aggregate amount of IT Notes (including the Series C and D Notes) on 1/13/05
8. Total of (6) plus (7)

      EXHIBIT D

                                                                              As of January 13, 2005

      To the Purchasers Named in the Agreements
      referred to below

                  Re:       River Fuel Company #2, Inc.
                              Intermediate Term Secured Notes,
                              4.42% Series D Due January 13, 2010

      Ladies and Gentlemen:

                      Terms used herein shall have the same meanings ascribed to them in the Note Agreements dated as of January 13, 2005 between you and River Fuel Company #2, Inc. (the "Agreements").

      So long as any of the Notes shall remain outstanding, the Lessee hereby agrees that:

          without your prior written consent,

            it shall not obtain the release of Nuclear Fuel from the Lease Agreement pursuant to Section 10(b) thereof in an amount which, after giving effect to the use of the proceeds received by the Company for the Nuclear Fuel, shall cause the sum of (i) the aggregate unpaid principal amount of all outstanding IT Notes, plus (ii) all Outstandings or any other outstanding bank indebtedness of the Company to exceed the aggregate SLV of the Nuclear Fuel plus accrued Daily Lease Charges plus cash and investments held in the Collateral Account (such excess amount being hereinafter referred to as a "Collateral Deficiency"), it shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or other, of the Lessee with any Person in order to induce such Person to extend credit to the Company, unless (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) such covenant is contained in the Lease Agreement, and it shall not provide to any Person in order to induce such Person to extend credit to the Company, any collateral other than the Collateral described in the Security Agreement or any guarantee or other assurance against loss or non-payment, nor shall it cause the Company to provide such additional collateral, guarantee or assurance (or consent to the provision thereof by the Company) unless, in each case, all IT Notes shall have equally and ratably the benefit of such additional collateral, guarantee or assurance, and within 24 months following the occurrence of an event set forth in Sections 18 or 19 of the Lease Agreement, it shall effect the Restoration (as defined in the Lease Agreement) of the Nuclear Fuel which is subject to such event if the occurrence of such event would cause a Collateral Deficiency to exist, and it shall transmit to each IT Noteholder copies of its and Entergy Corporation's Annual Reports on Form 10-K, their Quarterly Reports on Form 10-Q, their Current Reports on Form 8-K, Entergy Corporation's Annual Reports to shareholders, and such other financial information as may be publicly available and as such IT Noteholder may reasonably request, and pursuant to Sections 13(b) and 33 of the Lease Agreement, it shall give written instructions to the Company to file or to cause to be filed all continuation statements required under the Uniform Commercial Code, as from time to time in effect in each applicable jurisdiction, or other applicable law with respect to the liens and security interests granted under the Security Agreement in order to maintain, protect, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first priority security interest therein, and it shall cause the Company to give evidence to the Collateral Agent of the due recordation of such continuation statements prior to the date for the timely recordation of such continuation statements.

                                                                                            Very truly yours,

                                                                                            ENTERGY LOUISIANA, INC.

                                                                                            By: /s/   Steven C. McNeal
                                                                                            Name:  Steven C. McNeal
                                                                                            Title:     Vice President and Treasurer